Exhibit 2





                            ASSET PURCHASE AGREEMENT



                                      Among



                           THERMO TRILOGY CORPORATION,



                   THERMO ECOTEK INTERNATIONAL HOLDINGS, INC.



                                       and


                            W. R. GRACE & CO. - CONN.





                                  March 5, 1996
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                                TABLE OF CONTENTS
                                                                     Page
                                                                     ----

        ARTICLE I - THE PURCHASE  ...............................     1

             1.1  Purchase and Sale of Assets  ..................     1
             1.2  Assumption of Liabilities  ....................     3
             1.3  Purchase Price  ...............................     7
             1.4  The Closing  ..................................     8
             1.5  Allocation of Purchase Price  .................     9
             1.6  Post-Closing Adjustments  .....................    10
             1.7  Further Assurances  ...........................    12

        ARTICLE II - REPRESENTATIONS AND WARRANTIES
                       OF THE SELLER  ...........................    12

             2.1  Organization, Qualification and
                    Corporate Power  ............................    12
             2.2  Authority  ....................................    13
             2.3  Noncontravention  .............................    13
             2.4  Financial Statements  .........................    14
             2.5  Absence of Certain Changes  ...................    14
             2.6  Ownership and Condition of Assets  ............    14
             2.7  Intellectual Property  ........................    15
             2.8  Foreign Companies  ............................    16
             2.9  Contracts  ....................................    17
             2.10 Litigation  ...................................    19
             2.11 Product Warranty  .............................    19
             2.12 Environmental Matters  ........................    19
             2.13 Legal Compliance  .............................    20
             2.14 Permits and Registrations  ....................    20
             2.15 Brokers' Fees  ................................    21
             2.16 Books and Records  ............................    21
             2.17 Customers and Suppliers  ......................    21

        ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER    21

             3.1  Organization  .................................    21
             3.2  Authorization of Transaction  .................    21
             3.3  Noncontravention  .............................    22
             3.4  Brokers' Fees  ................................    22
             3.5  Status as Subsidiaries  .......................    22
             3.6  Financial Projections  ........................    22

        ARTICLE IV - PRE-CLOSING COVENANTS  .....................    23

             4.1  Reasonable Efforts  ...........................    23
             4.2  Notices and Consents  .........................    22
             4.3  Operation of Business  ........................    23
             4.4  Full Access  ..................................    24
             4.5  Exclusivity  ..................................    25

        ARTICLE V - CONDITIONS TO CLOSING  ......................    25

             5.1  Conditions to Obligations of the Buyer  .......    25
             5.2  Conditions to Obligations of the Seller  ......    27
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             5.3  Waiver of Intervening Event  ..................    28

        ARTICLE VI - POST-CLOSING COVENANTS  ....................    28

             6.1  Proprietary Information  ......................    28
             6.2  Solicitation and Hiring  ......................    29
             6.3  Non-Competition; Referral of Customers  .......    29
             6.4  Sharing of Data  ..............................    30
             6.5  Use of Labels  ................................    31
             6.6  Cooperation in Litigation  ....................    31
             6.7  Collection of Accounts Receivable and
                    Contracts in Progress  ......................    31
             6.8  Employees  ....................................    32
             6.9  Detachment of Machinery and Equipment  ........    32
             6.10 Defense of Patents  ...........................    33
             6.11 Intercompany Agreements  ......................    33
             6.12 Margo Consents  ...............................    33
             6.13 Maintenance of Pesticide Registrations  .......    33

        ARTICLE VII - INDEMNIFICATION  ..........................    34

             7.1  Indemnification by Seller  ....................    34
             7.2  Indemnification by Buyer  .....................    34
             7.3  Claims for Indemnification  ...................    35
             7.4  Defense by the Indemnifying Party  ............    35
             7.5  Payment of Indemnification Obligation  ........    36
             7.6  Survival  .....................................    36
             7.7  Limitations on Amount  ........................    37
             7.8  No Consequential or Lost Profit Damages.........   37

        ARTICLE VIII - TERMINATION  .............................    37

             8.1  Termination of Agreement  .....................    37
             8.2  Effect of Termination  ........................    38

        ARTICLE IX - DEFINITIONS  ...............................    39

        ARTICLE X - MISCELLANEOUS  ..............................    40

             10.1  Press Releases and Announcements  ............    40
             10.2  No Third Party Beneficiaries  ................    40
             10.3  Entire Agreement  ............................    40
             10.4  Succession and Assignment  ...................    40
             10.5  Counterparts  ................................    41
             10.6  Headings  ....................................    41
             10.7  Notices  .....................................    41
             10.8  Governing Law  ...............................    42
             10.9  Amendments and Waivers  ......................    42
             10.10 Severability  ................................    42
             10.11 Expenses  ....................................    42
             10.12 Specific Performance  ........................    43
             10.13 Submission to Jurisdiction  ..................    43
             10.14 Construction  ................................    43
             10.15 Incorporation of Exhibits and Schedules  .....    44


         Exhibit A - Form of Bill of Sale
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         Exhibit B - Form of Instrument of Assumption of Liabilities

         Exhibit C - Form of Lease

         Exhibit D - Financial Statements

         Exhibit E - Margo Financial Statements

         Schedule 1.1(b) - Excluded Assets

         Schedule 6.8 - Employees to be Offered Employment by the Buyer

         Schedule 6.9 - Equipment to be Detached

         Disclosure Schedule
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                            ASSET PURCHASE AGREEMENT


             This Agreement is entered into as of March 5, 1996 by and among Thermo Trilogy Corporation, a Delaware corporation ("TTC"), and Thermo Ecotek International Holdings, Inc., a Cayman Island corporation ("TEIH") (collectively, "Buyer"), and W. R. Grace & Co.-Conn., a Connecticut corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

                              Preliminary Statement

             The Buyer desires to purchase, and the Seller desires to sell, the business and assets comprising the Seller's business of identifying, developing, manufacturing, marketing and selling biopesticide products and comprising its Biopesticides Business Unit (the "Business"), for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below relating to the Business, subject to the terms and conditions of this Agreement.

             NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                  THE PURCHASE

             1.1  Purchase and Sale of Assets.

                  .1(a)     Upon and subject to the terms and conditions
        of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing (as defined in Section 1.4(a)), for the consideration specified below in this Article I, all of the Seller's right, title and interest in and to all of the assets of the Seller primarily relating to or primarily used in the Business and existing as of the Closing (collectively, the "Acquired Assets"), including without limitation:

                      (i) all trade and other accounts receivable and notes receivable (the "Accounts Receivable") and all unbilled amounts for contracts in progress (the "Contracts in Progress");

                     (ii) all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items;

                    (iii) all machinery, equipment, tools and tooling, furniture and motor vehicles, including without limitation those set forth in Section 2.6(c) of the Disclosure Schedule;

                     (iv) all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate
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        of invention and design patents, patent applications,
        registrations and applications for registrations, (B) trademarks, service marks, trade drafts, logos and trade names and registrations and applications for registration thereof
        (C) copyrights and registrations and applications for registration thereof, (D) computer software, data and documentation, (E) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (F) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (G) copies and tangible embodiments thereof (collectively, "Intellectual Property"), including without limitation the Intellectual Property set forth in Section 2.7(c) of the Disclosure Schedule;

                      (v) all rights under contracts, agreements or instruments (including without limitation any agreements or instruments securing any amounts owed to the Seller in connection with the Business, any leases or subleases for real property, any equipment leases, and any licenses or sublicenses issued to or by the Seller relating to Intellectual Property) (collectively, the "Assigned Contracts"), including without limitation those contracts and licenses set forth in Sections 2.7(d) and 2.9 of the Disclosure Schedule;

                     (vi)   all permits, licenses, registrations,
        certificates, orders, approvals, franchises, variances and similar rights ("Permits") issued by or obtained from any foreign, federal, state or local governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity"), including without limitation all registrations and pending registrations related to the manufacture, sale, distribution or use of pesticides ("Pesticide Registrations");

                    (vii) 800,000 equity shares, par value rs. 10 per share (the "Margo Shares"), of PJ Margo Private Limited, a company organized in the State of Karnataka, India under the Indian Companies Act, 1956 (1 of 1956) ("Margo") and one share of the capital stock, Baht 100 par value per share, of Neem Company Ltd., a corporation organized in Thailand ("Neem Co."), and all rights of the Seller under the Investment Agreement dated December 31, 1994 (the "Investment Agreement") among Polyagri Limited, P.F.C. Company Ltd., the Seller, Neem Co. and certain Thai citizens specified therein (the share of Neem Co. capital stock and the rights under the Investment Agreement are collectively referred to as the "Neem Shares") (Margo and Neem Co. are collectively referred to as the "Foreign Companies");

                   (viii) microbial cultures of Gliocladium 21, Paecyliomyces Fumaroses and Rhizobium soybean growth enhancers;
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                     (ix)   all rights to enforce any confidentiality
        agreements between the Seller and its employees to the extent that such confidentiality agreements relate to the Business; and

                      (x) all books, records, accounts, ledgers, files, documents, correspondence, lists, architectural drawings or specifications, manufacturing and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials.

                  .1(b)     Notwithstanding the provisions of
        Section 1.1(a), the Acquired Assets shall not include those assets listed on Schedule 1.1(b) attached hereto (collectively, the "Excluded Assets").

             1.2  Assumption of Liabilities.

                  .2(a)     Upon and subject to the terms and conditions
        of this Agreement, TTC shall assume and become responsible for, upon the Closing, all of the following liabilities of the Seller (collectively, the "Assumed Liabilities"):

                      (i) the liabilities of the Seller incurred in connection with the Business as set forth on the face of the unaudited statement of net assets of the Business dated as of December 31, 1995 (i.e., accounts payable, progress payments and advances and other current liabilities), included in the Financial Statements (the "December 31, 1995 Balance Sheet"), to the extent they have not been paid or discharged prior to the Closing;

                     (ii) all liabilities of the Seller which have arisen after the date of the December 31, 1995 Balance Sheet in the ordinary course of business and which are of the same type as those set forth on the face of the December 31, 1995 Balance Sheet (i.e., accounts payable, progress payments and advances and other current liabilities), to the extent that they have not been paid or discharged prior to the Closing; provided that this clause (ii) shall not encompass any such liabilities which relate to any breach of contract, breach of warranty, tort, infringement or violation of law or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;

                    (iii)   any obligation of the Seller under an
        Assigned Contract arising prior to the Closing to the extent the Seller has no knowledge as of the Closing Date of any breach thereof;

                     (iv) any liability of the Seller for breach of warranty arising prior to the Closing with respect to any product which is continuing to be manufactured as part of the Business by the Seller as of the Closing Date; provided, however, that in no event shall TTC have any liability hereunder for tort claims, claims alleging health risk or personal injury or any claims related to property damage (including without limitation crop damage);
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                      (v)   all obligations of the Seller arising after
        the Closing under the Assigned Contracts;

                     (vi) all liability of the Seller arising out of any claim, suit, action, arbitration, proceeding, investigation or similar matter relating to (a) any infringement or alleged infringement of any patent by the Seller in the conduct of the Business or (b) any violation or alleged violation of law (other than violations or alleged violations of Environmental Laws) by the Seller if, with respect to both (a) and (b), (I) the Seller has no knowledge as of the Closing Date of the pendency or threat of such claim, suit, action, arbitration, proceeding, investigation or similar matter, and (II) the conduct giving rise to such claim, suit, action, arbitration, proceeding, investigation or similar matter is continuing as of the Closing Date and is continued by TTC in its conduct of the Business; provided that in no event shall TTC have any liability hereunder for tort claims; and

                    (vii) any other liability of the Seller incurred in connection with the Business (other than Retained Liabilities) arising prior to the Closing if (a) such liability is less than $5,000 and (b) Seller has no knowledge of such liability on the Closing Date; provided, however, that liabilities that arise from the same violation or alleged violation, events, facts or circumstances shall be aggregated for purposes of calculating the amount of any liability under this Section 1.2(a)(vii).


                  .2(b)     The Buyer shall not assume or become
        responsible for, and the Seller shall remain liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following:

                      (i) all liabilities of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

                     (ii) all liabilities or obligations of the Seller under this Agreement or any agreement or instrument attached as an exhibit hereto or contemplated to be entered into hereby (collectively, the "Ancillary Agreements");

                    (iii) all liabilities of the Seller for any taxes (including without limitation deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold prior to the Closing, any liabilities for employer FICA and unemployment taxes incurred prior to the Closing, and any liabilities for sales, use, ad valorem or excise taxes or customs and duties incurred prior to the Closing);
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                     (iv)   all liabilities and obligations of the Seller
        under any agreements, contracts, leases or licenses which are not Assigned Contracts;

                      (v)   other than as expressly assumed by TTC
        pursuant to Section 1.2(a)(iv), all obligations of the Seller for rework, replacement or return of products sold prior to the Closing;

                     (vi) all liabilities of the Seller for any product liability claim, including damage to persons or property, relating to products sold prior to the Closing;

                    (vii) other than as expressly assumed by TTC pursuant to Section 1.2(a)(vi), all liabilities and obligations of the Seller arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or noncompliance with any law, rule or regulation, any judgment, decree or order of any Governmental Entity, or any Permit;

                   (viii)   all liabilities of the Seller resulting from
        (A) any releases of any Materials of Environmental Concern (as defined in Section 2.12(b)) into the environment in connection with the operation of the Business by the Seller or any predecessor business or company prior to the Closing Date or for which Seller is otherwise liable; or (B) any violation of any Environmental Law by the Seller or any predecessor business or company which occurred prior to the Closing Date;

                     (ix) all liabilities of the Seller for injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including without limitation any workers compensation claim);

                      (x)   all inter-company liabilities of the Seller;

                     (xi) all accounts payable to Margo in respect of goods in transit;

                    (xii) all liabilities and obligations of the Seller to pay severance or other benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any employee benefit plan established or maintained by the Seller;

                   (xiii) all liabilities and obligations of the Seller for all compensation and benefits accrued by employees of the Seller employed in the Business, including without limitation, accrued vacation time and sick leave, premiums or benefits under any employee benefit plan and severance pay; and

                    (xiv) other than as expressly assumed by TTC pursuant to Section 1.2(a)(vi) and 1.2(a)(vii), all liability of the Seller arising out of any claim, suit, action, arbitration,
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        proceeding, investigation or other similar matter which commenced or relates to the ownership of the Acquired Assets or the operation of the Business on or prior to the Closing.

                  .2(c)     Notwithstanding anything herein to the
        contrary, the maximum aggregate amount that TTC shall be required to expend (including without limitation monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, amounts paid in settlement, court costs, costs of investigation, fees and expenses of attorneys, accountants, financial advisers and other experts, and other expenses of litigation, arbitration or investigation) in respect of the liabilities assumed pursuant to Sections 1.2(a)(iii), 1.2(a)(iv), 1.2(a)(vi) and 1.2(a)(vii)
        shall not exceed the sum of (i) $100,000 plus (ii) one-half of amounts in excess of said $100,000 up to an additional excess amount of $400,000. In no event shall the aggregate amount payable by TTC in respect of the liabilities assumed pursuant to Sections 1.2(a)(iii), 1.2(a)(iv), 1.2(a)(vi) and 1.2(a)(vii)
        exceed $300,000. In calculating the aggregate amount which TTC has expended in respect of the liabilities assumed pursuant to Sections 1.2(a)(iii), 1.2(a)(iv), 1.2(a)(vi) and 1.2(a)(vii),
        amounts expended on a single liability, claim, action, suit, investigation, arbitration, proceeding or similar matter which aggregate less than $5,000 shall not be considered; provided, however, that amounts expended on matters that arise from the same violation or alleged violation, events, facts or circumstances shall be aggregated for purposes of this calculation.

                  .2(d)     As used in this Agreement, the words
        "knowledge," "to the knowledge of Seller," "to the best knowledge of Seller" or similar words shall mean the actual knowledge of the employees of the Seller (other than employees of the Business) and of W. R. Grace & Co. after inquiry that is reasonable in light of the subject matter involved and the position held by the person in question, including without limitation due inquiry made by such persons of the Subject Business Executives; provided, however, that with respect to knowledge as it applies to Margo, knowledge shall mean the actual knowledge of such employees and the actual knowledge of the directors of Margo who serve in such position at the Seller's request. The "Subject Business Executives" shall mean J.L. Su,
        J. Eyal, J.F. Walter, T.R. Gouker and K. Warkentien.

                  (e) Following receipt of notice of the filing of any claim, suit or action or of the commencement of any proceeding or investigation with respect to a liability assumed by TTC pursuant to Sections 1.2(a)(iii), 1.2(a)(iv), 1.2(a)(vi) and 1.2(a)(vii),
        TTC shall use commercially reasonable efforts to conduct the Business so as to mitigate further damages related to such liability.

             1.3 Purchase Price. The purchase price to be paid by the Buyer for the Acquired Assets shall be SEVEN MILLION DOLLARS ($7,000,000), increased or decreased by the respective amounts by which the Working Capital (as defined in Section 1.6) exceeds or is less than $2,555,000 (the "Purchase Price"), payable by wire transfer or other delivery of immediately available funds. The
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        Buyer and Seller shall agree upon an estimate of the Purchase
        Price no less than two business days prior to the Closing, such estimated Purchase Price to be paid at the Closing.

             As additional consideration for the Acquired Assets, TTC shall pay the Seller a royalty payment for each calendar year ending after the Closing Date through the calendar year ending December 31, 2000 equal to 7% of the amount by which (a) the gross revenues derived by TTC from the sale of products containing any of the following active ingredients:
        Azadirachtin, Neem Oil, Gliocladium 21, Paecyliomyces Fumaroses, Clove Oil or Rhizobium soybean growth enhancers (the "Active Ingredients") exceeds (b) a base amount (the "Base Amount"). Any amounts payable to Seller with respect to any calendar year hereunder shall be paid within 60 days of the end of such calendar year. Within 60 days of the end of each calendar year through the year ending December 31, 2000, TTC shall deliver to the Seller a certificate signed by its chief financial officer certifying the gross revenues derived from the sale of products containing any of the Active Ingredients by TTC for such year. TTC shall keep complete and accurate books and records of such revenues and preserve such records for three years after the end of the applicable fiscal year. Seller shall have the right, during normal business hours and upon reasonable notice to TTC, to inspect such books and records for purposes of auditing the accuracy of TTC's reports. Any dispute relating to or in connection with this Section shall be submitted to the Neutral Accountants (as defined in Section 1.6(b)) for resolution.

             The Base Amount shall equal $14,000,000, except that for the year ending December 31, 1996, the Base Amount shall equal the product of (x) $14,000,000 times (y) a fraction, the numerator of which is the number of days from the Closing Date through December 31, 1996 and the denominator of which is 366. The Base Amount shall be increased by the gross revenues from the sales of products whose active ingredients include one or more of the Active Ingredients and are derived from any business or assets acquired by TTC subsequent to the Closing Date (such gross revenues to calculated for the one-year period prior to the date of acquisition).

             1.4  The Closing.

                  .4(a)     The closing of the transactions contemplated
        by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr in Boston, Massachusetts, commencing at 9:00 a.m. on the date which is five business days after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

                  .4(b)     At the Closing:

                      (i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in
        Section 5.1; provided that Seller shall not be in default under this Section 1.4(b)(i) if the conditions specified in
        Section 5.1(b) have not been met because of the occurrence of an
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        Intervening Event (as defined in Section 8.2(a));

                     (ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in
        Section 5.2; provided that Buyer shall not be in default under this Section 1.4(b)(ii) if the conditions specified in
        Section 5.2(a) have not been met because of circumstances beyond Buyer's control;

                    (iii) the Seller shall execute and deliver to TTC a bill of sale in the form attached hereto as Exhibit A and execute and deliver or obtain, as appropriate, such other instruments of conveyance (e.g., trademark assignments or patent assignments) as TTC may reasonably request in order to effect the sale, transfer, conveyance and assignment to TTC of valid ownership of the Acquired Assets other than the Margo Shares and the Neem Shares;

                     (iv) the Seller shall execute and deliver to TEIH stock certificates (in the case of Margo), stock powers, assignments and other appropriate instruments of conveyance necessary to transfer to TEIH ownership of the Margo Shares and the Neem Shares;

                      (v) TTC shall execute and deliver to the Seller an instrument of assumption of liabilities in the form attached hereto as Exhibit B and such other instruments as the Seller may reasonably request in order to effect the assumption by TTC of the Assumed Liabilities;

                     (vi) the Seller and TTC shall execute and deliver to each other the lease of certain premises (the "Leased
        Premises") in the form attached hereto as Exhibit C;

                    (vii)   the Buyer shall pay to the Seller the
        estimated Purchase Price as specified in Section 1.3;

                   (viii) the Seller shall deliver to TTC, or otherwise put TTC in possession and control of, all of the Acquired Assets set forth in Section 2.6(c) of the Disclosure Schedule; and

                     (ix) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

             1.5 Allocation of Purchase Price. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs), as soon as practicable following the Closing, among the Acquired Assets. The Parties agree that such allocation will be made in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended.

             1.6 Post-Closing Adjustments. The Purchase Price set forth in Section 1.3 shall be subject to adjustment after the Closing Date as follows:

                  .6(a)     On the 90th day after the Closing Date, the
        Seller shall prepare and deliver to TTC a statement of net assets reflecting only the Acquired Assets (other than the Margo Shares
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        and Neem Shares) and Assumed Liabilities (the "Initial Closing
        Statement") as of the close of business on the Closing Date (without giving effect to the transactions contemplated by this Agreement). The Seller shall prepare the Initial Closing Statement in accordance with the accounting principles used in, and applied on a basis consistent with, the preparation of the Financial Statements (as defined in Section 2.4(a)). The Initial Closing Statement shall also set forth the Seller's determination of the Purchase Price, as adjusted pursuant to this Section 1.6. Any Accounts Receivable as of the Closing Date which have not been collected by TTC on or prior to the 90th day after the Closing Date shall be written off and not appear as current assets on the Initial Closing Statement. Such Accounts Receivable shall be assigned by TTC to the Seller immediately following the 90th day after the Closing Date, and any Accounts Receivable which have been so written off and are subsequently collected by TTC shall be promptly paid to the Seller. Within 21 days after the Closing Date, the Seller and TTC shall have jointly tested the quality and determined the quantity of the inventory of the Business as of the Closing Date, and the value of inventory as set forth in the Initial Closing Statement shall be (i) reduced to reflect any inventory that is obsolete, of below-standard quality, unusable or unsalable or a quantity of inventory that is less than that set forth on the Initial Closing Statement or (ii) increased to reflect a quantity of inventory that is more than that set forth on the Initial Closing Statement.

                  .6(b)     TTC shall deliver to the Seller within 30
        days after receiving the Initial Closing Statement a detailed statement describing its objections (if any) thereto. Failure of TTC to so object to the Initial Closing Statement shall constitute acceptance thereof, whereupon the Initial Closing Statement shall be deemed to be the Closing Statement. TTC and the Seller shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 15 days after the Seller has received the statement of objections, TTC and the Seller shall engage Coopers & Lybrand (the "Neutral Accountants") to resolve any remaining objections. The Neutral Accountants promptly shall determine whether the objections raised by TTC are appropriate. The Initial Closing Statement shall be adjusted to the extent such objections are determined to be appropriate and, as so adjusted, shall be the "Closing Statement." Such determination by the Neutral Accountants shall be conclusive and binding upon TTC and the Seller, absent fraud or manifest error. Nothing herein shall be construed to authorize or permit the Neutral Accountants to determine (i) any question or matter whatever under or in connection with this Agreement except the determination of what adjustments, if any, must be made in one or more of the items reflected in the Initial Closing Statement, and (ii) an adjustment to an item on the Initial Closing Statement that is outside of the range defined by amounts as finally proposed by the Seller and TTC, respectively.

                  .6(c)     TTC and the Seller shall share equally the
        fees and expenses of the Neutral Accountants in connection with the resolution of any dispute pursuant to paragraph (b) above.
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                  .6(d)     If the Working Capital (as defined below) as
        shown on the Closing Statement exceeds $2,555,000.00, the Purchase Price shall equal $7,000,000 plus the amount of such excess.

                  .6(e)     If the Working Capital as shown on the
        Closing Statement is less than $2,555,000.00, the Purchase Price shall equal $7,000,000 less the amount of such deficiency.

                  .6(f)     If the Purchase Price as adjusted is more
        than the estimated Purchase Price paid at the Closing, TTC shall pay to the Seller, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Closing Statement is finally determined pursuant to this Section 1.6, an amount equal to such excess (plus interest thereon at 8% per annum from the Closing Date).
        If the Purchase Price as adjusted is less than the estimated Purchase Price paid at the Closing, the Seller shall pay to TTC, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Closing Statement is finally determined pursuant to this
        Section 1.6, an amount equal to such deficiency (plus interest thereon at 8% per annum from the Closing Date).

                  .6(g)     "Working Capital" shall mean the difference
        between current assets and current liabilities (other than accounts payable to Margo in respect of goods in transit, which do not constitute an Assumed Liability), determined in accordance with United States generally accepted accounting principles, consistently applied.

                  .6(h)     For purposes of Sections 1.6(d) and 1.6(e),
        Working Capital as shown on the Closing Statement shall be deemed to be increased by (i) the amount of capital expenditures made by the Seller with respect to the Mitchfield tolling facility up to a maximum of $90,000, (ii) the amount of expenditures made by the Seller in connection with purchasing accounting software related to the Business up to a maximum of $42,000, (iii) any other capital expenditures incurred by the Seller in connection with the Business after the date hereof and prior to the Closing Date which are approved in writing by TTC and (iv) if a dividend with respect to Margo's March 31, 1996 fiscal year has not been declared following the date hereof and prior to the Closing Date (with a record date prior to the Closing Date) on the Margo Shares, an amount equal to the United States dollar equivalent on the Closing Date of 800,000 rupees less Indian taxes that would be payable on a dividend of such amount.

                  .6(i)     If the Purchase Price is adjusted pursuant to
        this Section 1.6, the allocation of the Purchase Price among the Acquired Assets (other than the Margo Shares and the Neem Shares) as set forth in Section 1.5 shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.

             1.7 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such
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        other instruments of sale, transfer, conveyance and assignment and take such action as the Buyer may reasonably determine is necessary to transfer, convey and assign to the Buyer, and to confirm Buyer's rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

             The Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Article II.

             2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

             2.2 Authority. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

             2.3 Noncontravention. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time) (a) conflict with or violate any provision of the charter or By-laws of the Seller or any resolution adopted by the board of directors or the stockholders of the Seller, (b) to the knowledge of the Seller, conflict with or violate any of the provisions of the Organizational Documents (as defined in Section 2.8) of Margo or any resolution adopted by the board of directors or the stockholders of Margo, (c) except as set forth in Section 2.3 of the Disclosure Schedule, require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity (other than Indian and Thai Governmental Entities) or give any Governmental Entity (other than Indian and Thai Governmental Entities) the right to challenge any of the transactions
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        contemplated by this Agreement or the Ancillary Agreements,
        (d) except as set forth in Section 2.3 of the Disclosure Schedule, with respect to the transfer of the Margo Shares, require on the part of the Seller any filing with any Governmental Entity or require the granting to the Seller by any Governmental Entity of any permit, authorization, consent or approval, (e) except as set forth in Section 2.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Seller or Margo is a party or by which the Seller or Margo is bound or to which any of their assets are subject (provided that to the extent such representation is made with respect to Margo, it is made only to the extent of Seller's knowledge), (f) result in the imposition of any Security Interest upon any of the Acquired Assets or
        (g) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or to Margo or any of their properties or assets (provided that to the extent such representation is made with respect to Margo, it is made only to the extent of Seller's knowledge). For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

             2.4 Financial Statements. The Seller has provided to the Buyer unaudited statements of net assets of the Business as at December 31, 1995 and September 30, 1995 and unaudited statements of operations for the periods then ended, which statements are attached hereto as Exhibit D (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with the accounting principles and procedures set forth in Section 2.4 of the Disclosure Schedule applied on a consistent basis throughout the periods covered thereby and are consistent with the books and records of the Seller. The Seller has provided to the Buyer the Balance Sheet and Profit and Loss Account of Margo as at and for the year ended March 31, 1995, which is attached hereto as Exhibit E (the "Margo Financial Statements"). To the knowledge of Seller, the Margo Financial Statements have been prepared in accordance with the accounting principles and procedures described in the notes thereto and present fairly the state of affairs and profits of Margo as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Margo.

             2.5 Absence of Certain Changes. To the knowledge of the Seller, since December 31, 1995, except as set forth in
        Section 2.5 of the Disclosure Schedule, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Business or Margo,
        (b) the Seller has not taken any of the actions set forth in paragraphs (a) through (j) of Section 4.3 and (c) the Board of Directors of Margo has not authorized Margo to take any of the actions set forth in paragraphs (a) through (j) of Section 4.3 other than the Permitted Actions (as defined in Section 4.3).
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             2.6  Ownership and Condition of Assets.

                  .6(a)     The Seller is the true and lawful owner of,
        and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except for those Security Interests that do not secure borrowings or other obligations and will not interfere with the continued use of the Acquired Assets by TTC following the Closing. Upon execution and delivery by the Seller to TTC of the instruments of conveyance referred to in
        Section 1.4(b)(iii), TTC will become the true and lawful owner of, and will receive good title to, the Acquired Assets other than the Margo Shares and the Neem Shares, free and clear of all Security Interests other than those described above.

                  .6(b)     Except for the Excluded Assets, the Acquired
        Assets include all of the assets primarily used for the conduct of the Business as presently conducted and include all of the Intellectual Property used in the Business as presently conducted. The tangible Acquired Assets that are primarily used in the Business as conducted during the three-month period prior to the date hereof are, in the aggregate, free from material defects, and have been maintained in good operating condition and repair (subject to normal wear and tear).

                  .6(c)     Section 2.6(c) of the Disclosure
        Schedule lists all Acquired Assets which are tangible personal property having an original cost of more than $25,000.

             2.7  Intellectual Property.

                  .7(a)     Upon execution and delivery by the Seller to
        TTC of the instruments of conveyance referred to in
        Section 1.4(b)(iii), each item of Intellectual Property owned by the Seller will be owned by TTC immediately following the Closing, and each item of Intellectual Property available for use by the Seller will be available for use by TTC, subject to obtaining any required consents or approvals, on identical terms and conditions immediately following the Closing. The Seller has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses in connection with the Business. To the knowledge of the Seller except as set forth in Section 2.7(a) of the Disclosure Schedule, no other person or entity has any rights to any of the patents used in the Business or used by Margo (except pursuant to agreements or licenses specified in Section 2.7(c) or 2.7(d) of the Disclosure Schedule), and no other person or entity is infringing, violating or misappropriating any of the patents used in the Business or used by Margo.

                  .7(b)     To the best knowledge of the Seller, the
        business, operations and activities of the Business and of Margo as presently conducted or as conducted at any time within the six years prior to the date of this Agreement, have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any patent rights of any other person or entity. Except as specified
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        in Section 2.7(b) of the Disclosure Schedule, the Seller has not
        received any written complaint, claim or notice alleging any infringement, violation or misappropriation of any intellectual property rights of any other person or entity.

                  .7(c)     Section 2.7(c) of the Disclosure Schedule
        identifies each patent or trademark registration which has been issued or is owned by the Seller with respect to any Intellectual Property or, to the knowledge of Seller, has been issued to or is owned by Margo, identifies each pending patent application or application for trademark registration which the Seller has made or which the Seller owns with respect to any Intellectual Property or, to the knowledge of the Seller, which Margo has made or owns, and identifies each license or other agreement pursuant to which the Seller has granted any rights to any third party with respect to any such Intellectual Property. The Seller has delivered or made available to the Buyer, correct and complete copies of all such patents, trademark registrations and applications, and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. The Seller has delivered or made available to the Buyer correct and complete copies of all such licenses and agreements as amended to date. The Seller has paid all maintenance fees required to be paid on or prior to the date hereof in respect of each item of Intellectual Property.

                  .7(d)     Section 2.7(d) of the Disclosure Schedule
        identifies each agreement (other than confidentiality, secrecy or nondisclosure agreements) pursuant to which the Seller uses or has the right to use any item of Intellectual Property that is owned by a party other than the Seller. The Seller has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Seller uses such Intellectual Property, all of which are listed on Section 2.7(d) of the Disclosure Schedule. Except as set forth in Section 2.7(d) of the Disclosure Schedule, with respect to each such item of Intellectual Property:

                      (i) with regard to such license, sublicense or other agreement, to the Seller's knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                     (ii) to the Seller's knowledge, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                    (iii) Seller has not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

             2.8 Foreign Companies. Section 2.8 of the Disclosure Schedule sets forth for each Foreign Company (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock,
        (c) the number of issued and outstanding shares of each class of
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        its capital stock, the names of the holders thereof and the number of shares held by each such holder, and (d) its directors and officers. To the knowledge of Seller, Margo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. To the knowledge of the Seller, Margo is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. To the knowledge of Seller, Margo has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has delivered to the Buyer correct and complete copies of the Certificate of Incorporation and Articles of Association of Margo, as amended and as in effect on the date hereof. All of the issued and outstanding Margo Shares and Neem Shares are duly authorized, validly issued, fully paid and nonassessable. Except as specified in Section 2.8 of the Disclosure Schedule, all shares of each Foreign Company that are held of record or owned beneficially by the Seller are held or owned free and clear of any restrictions on transfer, claims, Security Interests, options, warrants, rights of first refusal, rights, contracts, calls, commitments, equities and demands. The transfer of the Margo Shares and the Neem Shares to TEIH pursuant to this Agreement will vest in TEIH full title to the Margo Shares and the Neem Shares, free and clear of all liens, encumbrances, claims, equities, options, calls, rights of first refusal, voting trusts, agreements and commitments whatsoever. Except as set forth in Section 2.8 of the Disclosure Schedule, (i) there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Seller or, to the knowledge of Seller, Margo is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of Margo; (ii) to the knowledge of Seller, there are no outstanding stock appreciation, phantom stock or similar rights with respect to Margo; (iii) to the knowledge of Seller, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Margo and; (iv) to the knowledge of Seller, Margo is not in default under or in violation of any provision of its Organizational Documents.

             2.9  Contracts.

                  .9(a)     Section 2.9 of the Disclosure Schedule lists
        the following written contracts or agreements of the Seller which relate to the Acquired Assets or the Business:

                      (i)   any written contract or agreement
        establishing a partnership or joint venture or to which Margo or Neem Co. is a party other than purchase orders;

                     (ii) any written contract or agreement (or group of related written contracts or agreements) which is reflected in the Grace Biopesticides Expense Budget (which reflects 1995 (Grace/WRC), 1996 (Grace/WRC) and 1996 (Thermo/Offsite)) and which is included in Section 2.9 of the Disclosure Schedule (the
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        "Budget") (A) under which the Seller has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations), or is obligated to make payments in the aggregate, involving more than $50,000, (B) which has imposed (or may impose) a Security Interest on any of the Acquired Assets, tangible or intangible or (C) which involves more than $25,000 and has a noncancellable remaining term in excess of one year;

                    (iii) any written contract or agreement concerning noncompetition (other than noncompetition agreements contained in a license agreement described in Section 2.9(a)(iv)) or, to the knowledge of Seller, concerning confidentiality (relating to any intellectual property used in the manufacturing operations of the Business as it is currently conducted or used currently in connection with products under late stage active development) other than written contracts or agreements which have been superseded by a license agreement described in
        Section 2.9(a)(iv);

                     (iv) any written contract or agreement which includes the grant to or by the Seller of a license or the payment to or by the Seller of a royalty payment;

                      (v) any written contract or agreement relating to the toll manufacturing of product for the Seller;

                     (vi) any distribution agreement providing for distribution of product outside the United States;

                    (vii) any written contract or agreement to which Margo Biocontrols PVT, Ltd., Polyagri Limited, HPI Products, Inc. or Mitchfield Company is a party; and

                   (viii) any other written contract or agreement (or group of related written arrangements) not reflected in the Budget either involving more than $10,000 or having a noncancellable remaining term in excess of six months.

                  .9(b)     The Seller has delivered or made available to
        the Buyer a correct and complete copy of each written contract or agreement (as amended to date) listed in Section 2.9 of the Disclosure Schedule. With respect to each written arrangement so listed, to the Seller's knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written agreement or contract, nor is there any material dispute between the parties thereto. Neither the Seller nor, to the knowledge of the Seller, any Foreign Company is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.9 of the Disclosure
        Schedule under the terms of this Section 2.9.

             2.10 Litigation.  Section 2.10 of the Disclosure
        Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction relating to the Acquired Assets, the Business or, to the
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        knowledge of Seller, Margo and (b) any claim, action, suit or proceeding involving the Business or affecting the Acquired Assets, the Business or, to the knowledge of Seller, Margo which is currently pending or, to the knowledge of the Seller, threatened and (c) to the knowledge of Seller, any hearing or investigation involving the Business or affecting the Acquired Assets, the Business or Margo which is currently pending or threatened.

             2.11 Product Warranty. The aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return (due to product defects) and indemnity provisions in connection with the Business during the most recent fiscal year did not exceed $50,000.

             2.12 Environmental Matters.

                  .12(a)    Except as set forth in Section 2.12(a) of the
        Disclosure Schedule, to the best knowledge of the Seller, the Seller has complied with all Environmental Laws (as defined below) applicable to the Acquired Assets or the Business, and Margo has complied with all Environmental Laws applicable to its business. For purposes of this Agreement, "Environmental Law" means any federal, state, regional, county, local or foreign law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to
        (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution;
        (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, pesticides or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
        (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, pesticides, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                  .12(b)    Except as set forth in Section 2.12(b) of the
        Disclosure Schedule, neither the Seller, with respect to the Business, nor, to the best knowledge of the Seller, Margo has any obligation to remediate, clean up or dispose of any Materials of Environmental Concern. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such
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        terms are defined under the federal Resources Conservation and
        Recovery Act), pesticides, toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

             2.13 Legal Compliance. To the knowledge of the Seller, the Seller is conducting and has conducted the business and operations of the Business and Margo is conducting and has conducted the operations of its business, in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations and orders. Except as set forth on
        Section 2.13 of the Disclosure Schedule, the Seller has not since January 1, 1992 received any written notice or communication from any Governmental Entity regarding any violation or alleged violation of such laws, regulations or orders.

             2.14 Permits and Registrations. Section 2.14 of the Disclosure Schedule sets forth a list of all Permits and the status thereof (including without limitation Pesticide Registrations and those issued or required under Environmental Laws but excluding Permits held by the Seller for its Columbia, Maryland site) issued to or held by the Seller relating to the Acquired Assets or the Business. Other than Permits which TTC will have the right to use pursuant to the Lease, such listed Permits are the only Permits that are required to be held or obtained by the Seller to conduct the Business as presently conducted. Each such Permit is in full force and effect and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened. To the knowledge of the Seller, the transfer of the Margo Shares to TEIH will not cause any Permit issued to or held by Margo to be rescinded, revoked or declared invalid. Except as set forth in Section 2.14 of the Disclosure Schedule, each such Permit issued to or held by the Seller is assignable (subject to post-Closing notification) by the Seller to TTC without the consent or approval of any party and will continue in full force and effect following the Closing.

             2.15 Brokers' Fees. Neither the Seller nor any Foreign Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

             2.16 Books and Records. The books, records, accounts, ledgers and files of the Seller relating to the Business made available to the Buyer are the actual and complete books, records, accounts, ledgers and files of the Seller.

             2.17 Customers and Suppliers. Margo is the only supplier of any raw materials used in connection with the Business which is a party to a contract with the Seller with a remaining noncancellable term in excess of one year. Section 2.17 of the Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the revenues of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during such period. Since January 1, 1995, Seller has received no written notice from any such customer that it will stop, or decrease the rate of, buying materials, products or components produced by, or services offered by, the Business.
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                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

             The Buyer represents and warrants to the Seller as follows:

             3.1 Organization. Each of TTC and TEIH is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

             3.2 Authorization of Transaction. Each of TTC and TEIH has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by TTC and TEIH and the performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by TTC and TEIH have been duly and validly authorized by all necessary corporate action on the respective parts of TTC and TEIH. This Agreement has been duly and validly executed and delivered by TTC and TEIH and constitutes a valid and binding obligation of TTC and TEIH, enforceable against them in accordance with its terms.

             3.3 Noncontravention. Other than as required to be disclosed by the Seller on the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time) (a) conflict or violate any provision of the charter or By-laws of TTC or TEIH or any resolution adopted by the board of directors or stockholders of TTC or TEIH, (b) require on the part of TTC and TEIH any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than Indian or Thai Governmental Entities) or give any Governmental Entity (other than Indian or Thai Governmental Entities) the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements, (c) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

             3.4 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

             3.5  Status as Subsidiaries.  Each of TTC and TEIH is a
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        wholly-owned subsidiary of Thermo Ecotek Corporation.

             3.6 Financial Projections. As part of its investigation of the business, Buyer has been given certain financial projections regarding the Business. Buyer has taken responsibility for evaluating these financial projections. There are uncertainties inherent in attempting to make projections, and Buyer is familiar with such uncertainties. Buyer is not relying on such financial projections, and Seller shall have no liability of any kind to Buyer in respect of such financial projections; provided, however, that no representation is made hereunder by Buyer with respect to reliance on historical information.


                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

             4.1 Reasonable Efforts. Each Party shall use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

             4.2 Notices and Consents. The Parties shall cooperate and shall use all reasonable efforts to obtain all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (the "Consents") (including without limitation those listed in Sections 2.3, 2.8 and 2.14 of the Disclosure Schedule). The Buyer shall make all filings, applications, requests for approval and notices which are required of a buyer or transferee in obtaining or effecting the Consents. The Seller shall make all filings, applications, requests for approval and notices which are required of a seller or transferor in obtaining or effecting the Consents. Each Party shall provide such information regarding itself and its business which the other Party may reasonably request for purposes of obtaining or effecting the Consents.

             4.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct the operations of the Business, and shall take no actions to cause Margo not to conduct the operations of its business, in the ordinary course of business and in accordance with past practice and custom.
        Without limiting the generality of the foregoing, prior to the Closing, except for the proposed loan of Rs. 325 lakhs to be obtained by Margo from the International Development Bank of India and the expenditure of funds materially in accordance with, and transactions contemplated by, the related budget (collectively, "the Permitted Actions") the Seller shall not, and shall take no actions to cause Margo to, without the written consent of the Buyer:

                  .3(a)     acquire, sell, lease, encumber or dispose of
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        any assets relating to the Business or Margo's business, other than purchases and sales of assets in the ordinary course of business;

                  .3(b)     create, incur or assume any debt not
        currently outstanding (including obligations in respect of capital leases) in connection with the Business or Margo's business;

                  .3(c)     mortgage or pledge any of the property or
        assets of the Business or Margo's business or subject any such assets to any Security Interest;

                  .3(d)     sell, assign, transfer, license or sublicense
        any Intellectual Property used in the Business or Margo's business, other than in the ordinary course of business;

                  .3(e)     enter into, amend, terminate, or knowingly
        take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a type that would be required to be disclosed in
        Section 2.9 of the Disclosure Schedule;

                  .3(f)     enter into any written contract or agreement
        (excluding purchase orders for Neem Oil) which creates a liability on the Seller's or Margo's part in excess of $25,000;

                  .3(g)     make or commit to make any capital
        expenditure in excess of $50,000 per item, or total capital expenditures in excess of $200,000 in the aggregate, in connection with the Business or Margo's business;

                  .3(h)     intentionally take any action or fail to take
        any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article V not being satisfied;

                  .3(i)     fail to take any action reasonably necessary
        to preserve the validity of any Intellectual Property or Permit, including the timely payment of all required maintenance fees; or

                  .3(j)     agree in writing or otherwise to take any of
        the foregoing actions.

             4.4 Full Access. The Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Business or, to the extent Seller has access thereto, the Foreign Companies. The Seller shall keep TTC notified of all material developments in, shall provide copies of all filings made with respect to, and shall cooperate with TTC in connection with, the patent defenses described in Section 6.10 hereof.
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             4.5  Exclusivity.  The Seller shall not, and the Seller
        shall cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets or other business combination involving the Business or (b) provide any non-public information concerning the business, properties or assets of the Business to any person or entity (other than the Buyer) except in the ordinary course of business so long as the recipient (which recipient may in no event include any person or entity which has indicated a desire to engage in any merger, consolidation, sale of material assets or other business combination involving the Business) of such information agrees to treat the information confidentially. "Affiliate" shall mean, with respect to the Buyer or Seller, the Buyer's or Seller's parent company, and such parent company's direct or indirect majority-owned subsidiaries.


                                    ARTICLE V

                              CONDITIONS TO CLOSING

             5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:

                  .1(a)     the Parties shall have (i) obtained all of
        the waivers, permits, consents, approvals or other authorizations from any Governmental Entity and from any third party with respect to any written agreement or contract listed in
         Section 2.9 of the Disclosure Schedule and effected all of the registrations, filings and notices (other than notices regarding
        Pesticide Registrations which are required to be filed only after the Closing), that the Buyer deems necessary or desirable to effect the transactions contemplated by this Agreement and (ii)
            obtained all other waivers, consents, approvals or other
        authorizations that the Buyer deems necessary or desirable except in the case of this clause (ii) for any which if not obtained would not have a material adverse effect on the right of the
         Buyer to own, operate or control the Acquired Assets or conduct the Business following the Closing or on the ability of the
           Parties to consummate the transactions contemplated by this
                                   Agreement.

                  .1(b)     the representations and warranties of the
        Seller set forth in Sections 2.1, 2.2 and 2.3(a) shall be true in all respects and the representations and warranties of the Seller set forth in the other sections of Article II shall be true and correct in all material respects (other than those representations and warranties which by their terms are qualified as to materiality, which representations and warranties shall be true and correct in accordance with their terms without any additional qualification as to materiality pursuant to this
        Section 5.1(b)) as of the Closing as if made as of the Closing, except for representations and warranties made as of a specific
PAGE
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        date, which shall be true and correct as of such specific date;

                  .1(c)     the Seller shall have performed or complied
        with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  .1(d)     no action, suit or proceeding shall be
        pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would
        (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets or to conduct the Business as currently conducted and as presently proposed to be conducted following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  .1(e)     the Seller shall have delivered to the Buyer
        a certificate (without qualification as to knowledge or materiality to or otherwise) to the effect that each of the conditions specified in clauses (b) through (d) of this
        Section 5.1 is satisfied in all respects;

                  .1(f)     the Buyer shall have received the
        resignations of Martin B. Sherwin, K. R. Narasimhan and Ajit Vaswani, effective as of the Closing, as directors of Margo and the Organizational Documents of Margo shall have been amended to reflect the transfer of the Margo Shares;

                  .1(g)     the Seller shall have delivered to the Buyer
        a certificate of its Secretary attesting that attached to it are true and correct copies of (i) Seller's charter, (ii) Seller's by-laws and (iii) evidence reasonably satisfactory to Buyer of Seller's authorization to enter into this Agreement; and

                  .1(h)     the Seller shall have delivered to the Buyer
        a certificate of good standing from its jurisdiction of incorporation.

             5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by the Seller, of the following conditions:

                  .2(a)     the representations and warranties of the
        Buyer set forth in Sections 3.1, 3.2, 3.3(a) and 3.5 shall be true in all respects, and the representations and warranties of the Buyer set forth in the other sections of Article III shall be true and correct in all material respects (other than those representations and warranties which by their terms are qualified as to materiality, which representations and warranties shall be true and correct in accordance with their terms without any additional qualification as to materiality pursuant to this
        Section 5.2(a)) as of the Closing as if made as of the Closing, except for representations and warranties made as of a specific
PAGE
        date, which shall be true and correct as of such date;

                  .2(b)     the Buyer shall have performed or complied in
        all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  .2(c)     the Buyer shall have delivered to the Seller
        a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied in all respects;

                  .2(d)     the Parties shall have (i) obtained all of
        the waivers, permits, consents, approvals or other authorizations referred to in Section 4.2, and (ii) obtained all other waivers, permits, consents, approvals or other authorizations and effected all other registrations, filings and notices necessary or desirable in connection with the transactions contemplated by this Agreement, except for any waivers, permits, consents, approvals or authorizations in whose absence the Closing could be consummated without materially adversely affecting the Seller;

                  .2(e)     the Buyer shall have delivered to the Seller
        a certificate of the respective Secretaries of each of TTC and TEIH, attesting that attached to it are true and correct copies of (i) such corporation's charter, (ii) such corporation's by-laws and (iii) evidence reasonably satisfactory to Seller of such corporation's authority to enter into this Agreement; and

                  .2(f)     the Buyer shall have delivered to the Seller
        for each of TTC and TEIH a certificate of good standing, to the extent such certificate is available for TEIH, from its jurisdiction of incorporation.

             5.3  Waiver of Intervening Events

                  If the condition set forth in Section 5.1(b) has not been satisfied as a result of the occurrence of an Intervening Event (as defined in Section 8.2(a)) and the Buyer desires (but shall have no obligation to) to close the transactions contemplated by this Agreement despite the occurrence of the Intervening Event, the Buyer shall waive in writing the failure of the condition to be satisfied as a result of the Intervening Event. If the Buyer so waives the condition and the Closing occurs, notwithstanding Section 7.1, Seller shall have no liability to Buyer arising out of the occurrence of the Intervening Event; provided, however, that any Damages (as defined in Section 7.1) incurred by the Buyer as a result of such Intervening Event shall be included for the purposes of calculating the total of all Damages pursuant to Section 7.7 hereof.

                                   ARTICLE VI

                             POST-CLOSING COVENANTS

             6.1  Proprietary Information.
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                  (a)  Buyer and Seller acknowledge that, after the
        Closing, each of them may have access to Confidential Information of the other as a result of the arrangements set forth hereunder and in the Ancillary Agreements. Throughout the term of such agreements, and for a period of ten years thereafter, the Parties shall hold in confidence such Confidential Information and shall not use or disclose any of it except as may be required by law in the reasonable judgment of such Party's counsel (in which event the Party so required to disclose such Confidential Information shall provide the other Party with prompt notice so that such other Party may seek a protective order or other appropriate remedy, and the Party so required to disclose such Confidential Information shall not oppose any action by the other Party to obtain such order or remedy). For purposes of this subsection, the term "Confidential Information" shall mean information about a Party or its business, which information is obtained by the other Party while carrying out the activities under, or in connection with, this Agreement or the Ancillary Agreements.

                  (b) Buyer and Seller acknowledge that each of them may have in their possession, as a result of their prior relationships and the transactions contemplated by this Agreement, Confidential Information concerning proprietary technology which is exclusively owned by the other Party. For a period of ten years from the Closing Date, the Parties agree to hold such Confidential Information in confidence and not to use or disclose any of it to third parties except as may be required by law in the reasonable judgment of such Party's counsel (in which event the Party so required to disclose such Confidential Information shall provide the other Party with prompt notice so that such other Party may seek a protective order or other appropriate remedy, and the Party so required to disclose such Confidential Information shall not oppose any action by the other Party to obtain such order or remedy). For purposes of this subsection, the term "Confidential Information" shall mean all proprietary information, including but not limited to all trade secrets, know-how, inventions, formulae, data, specifications, techniques, procedures, samples, equipment, processes, computer programs, test results and evaluations, which relates to a Party's business and is owned exclusively by a Party without any right or license having been granted to the other Party.

                  (c) For purposes of subsections (a) and (b) of this Section, Confidential Information shall not include information which (i) is available to the public, or (ii) becomes available to the public through no act or omission of the obtaining Party, or (iii) becomes available to the obtaining Party from a third party that is not known by the obtaining Party to be under any obligation of confidentiality with respect thereto. Each Party hereto shall inform its directors, officers, employees and representatives (collectively, its "Representatives") who may obtain Confidential Information of the existence of the obligations set forth in this Section and each Party shall be responsible for its Representatives' compliance with such obligations.

             6.2  Solicitation and Hiring.  For a period of two years
PAGE
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        after the Closing Date, the Seller shall not, and shall cause its
        Affiliates (and any of its or their respective directors, officers or employees) not to, either directly or indirectly, (a) solicit or attempt to induce any Employee (as defined below) to terminate his employment with the Buyer or (b) hire or attempt to hire any Employee other than a nonsalaried Employee whose employment has been terminated by the Buyer. For purposes of this Agreement, "Employee" shall mean any person who either
        (i) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (ii) was employed by the Seller in connection with the Business on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer on or prior to the Closing Date.

             6.3  Non-Competition; Referral of Customers.

                  .3(a)     For a period of five years after the Closing
        Date, the Seller shall not, and shall cause its Affiliates not to, either directly or indirectly, (i) develop, manufacture, market, sell, perform or offer any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Seller in connection with the Business on or prior to the Closing Date or
        (ii) engage in any business competitive with the Business as conducted on the date of this Agreement or as of the Closing Date, in the United States or any other country.

                  .3(b)     The Seller, for itself or on behalf of its
        Affiliates, agrees that the duration and geographic scope of the noncompetition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

                  .3(c)     The Seller shall, and shall cause its
        Affiliates to, refer all inquiries regarding the Business and its products and services to the Buyer.

             6.4  Sharing of Data.

                  .4(a)     The Seller shall have the right for a period
        of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business as conducted by the Seller prior to the Closing Date and for
PAGE
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        complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Each Party shall preserve such books, records and accounts during such three-year period, and following the expiration of such three-year period, neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records or accounts.

                  .4(b)     In addition to all files and documents
        required to be provided pursuant to this Agreement or the Ancillary Agreements, promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining primarily to the Acquired Assets or the business or operations of the Business held by any federal, state, county or local authorities, agencies or instrumentalities.

             6.5 Use of Labels. After the Closing, the Buyer shall not have the right to use the "Grace" name, except that the Seller hereby authorizes TTC to use the labels which constitute Acquired Assets and which contain the name "W. R. Grace & Co." or "Grace" and to affix such labels to products manufactured and sold as part of the Business for a period of one year from the Closing Date. TTC shall use reasonable efforts to exhaust the supply of such labels within six months following the Closing Date.

             6.6 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement or the Ancillary Agreements). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

             6.7 Collection of Accounts Receivable and Contracts in Progress. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the Accounts Receivable and the Contracts in Progress, except as otherwise provided in Section 1.6.
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             6.8  Employees.

                  .8(a)     Effective as of the Closing, the Seller shall
        terminate the employment of each of its employees designated on
        Schedule 6.8 attached hereto and TTC shall offer employment to each such employee, terminable at the will of TTC or as otherwise agreed to between the Buyer and such employee. Any such employee shall (i) receive credit for his years of service with the Seller with respect to eligibility and vesting under any employee benefit plan of TTC, and (ii) shall be eligible for TTC's health insurance benefits without regard to any pre-existing condition. TTC shall provide any such employee with notice of such credit and benefits and of the severance benefits described below. TTC shall have complete discretion to change any of the terms or conditions of employment, compensation or benefits relating to any such employee at any time. TTC agrees that any such employee whose employment with TTC is terminated by TTC (other than for cause, as determined by TTC in its sole discretion) prior to November 1, 1996 shall receive from TTC severance benefits equal to those the employee would have received from the Seller on the Closing Date, which severance benefits are set forth on Schedule
        6.8 attached hereto. The Seller hereby consents to the hiring of such employees by TTC and waives, with respect to the employment by TTC of such employees, any claims or rights the Seller may have against TTC or, to the extent such agreements relate to the Business, any such employee under any noncompetition, confidentiality or employment agreement.

             TTC agrees that it will make an independent determination of its decision to offer employment to any such employee and will independently determine the terms of such employment, without any representations from the Seller.

                  .8(b)     The Seller agrees that Dr. Martin B. Sherwin
        may, at TEIH's request, serve as a director of Margo and may, at TTC's request, serve as a director of TTC, so long as the requesting party, in each case, may desire.

             6.9 Detachment of Machinery and Equipment. Following the Closing, upon not less than 60 days' prior written notice by the Buyer, Seller shall cause, at its own cost and expense, the detachment from the Leased Premises of the machinery and equipment described in Schedule 6.9. Following such detachment, the machinery and equipment shall be in a condition as good as that immediately prior to detachment. The machinery and equipment shall be made available at the Leased Premises for transport by TTC at TTC's cost and expense.

             6.10 Defense of Patents. Following the Closing, TTC shall assume the defense of the proceedings involving United States Patent Number 5,124,349 (the "United States Defense") and European Patent Number 0 436 257 (90250319.2) (the "European Defense"). The costs and expenses of the United States Defense shall be borne equally by TTC and the Seller following the Closing Date until $150,000 shall have been expended or 18 months shall have elapsed from the Closing Date. The costs and expenses of the European Defense shall be borne equally by TTC and the Seller until $100,000 shall have been expended or 18 months shall
PAGE
        have elapsed from the Closing Date. The Seller shall pay its share of such expenses promptly on demand. All expenses in excess of such amounts shall be the sole responsibility of TTC.

             6.11 Intercompany Agreements. All contracts, licenses, agreements, commitments or other arrangements between other units of the Seller or its Affiliates and the business unit which conducts the Business, whether written or oral, and whether express or implied, pursuant to which the other unit of the Seller or its Affiliates provides management, administrative, legal, financial, accounting, data processing, insurance, human resources, technical support or other services to the Business, or the use of any assets of the other unit of the Seller or its Affiliates other than the Acquired Assets, or pursuant to which rights, privileges or benefits are accorded to the Business as a unit of Seller, shall terminate as of the Closing. After the Closing, Buyer shall have no rights or obligations under any similar contract, license, agreement, commitment or arrangement with Seller or its Affiliates except rights under the Ancillary Agreements.

             6.12 Margo Consents. To the extent that any approval, consent, authorization or permit which is required to be obtained from a Governmental Entity by TEIH in its capacity as a transferee of the Margo Shares is not obtained and the requirement to obtain such approval, consent, authorization, or permit becomes known to TEIH following the Closing Date, the Seller, commencing on the date TEIH gives the Seller notice of such requirement and continuing until such approval, consent, authorization or permit is obtained, shall use reasonable efforts to (i) provide to TEIH the benefits of the ownership of the Margo Shares, (ii) cooperate with TEIH to reach a reasonable and lawful arrangement designed to provide such benefits to TEIH during such period and (iii) enforce and exercise at the request of TEIH, or allow TEIH to enforce and exercise (and, solely for such purpose, the Seller hereby constitutes and appoints TEIH as its true and lawful attorney-in-fact) any rights of the Seller as owner of the Margo Shares; provided, however, that the reasonable costs and expenses of the Seller (including reasonable professional fees and expenses) incurred at TEIH's request with respect to any of the actions contemplated above shall be promptly paid or reimbursed by TEIH to the Seller.

             6.13 Maintenance of Pesticide Registrations. To the extent that any assignment of a Pesticide Registration requires the filing of a notice following the Closing in order to become effective, the Seller and Buyer, commencing on the Closing Date and continuing until such transfer is effective, shall cooperate to maintain (including applying for any extensions) such Pesticide Registration in full force and effect and the Seller shall make such Pesticide Registration available for use by TTC. TTC shall promptly pay or reimburse to the Seller the reasonable costs and expenses (including filing or maintenance fees) incurred in performing its obligations under this Section 6.13.

                                   ARTICLE VII

                                 INDEMNIFICATION
PAGE

             7.1 Indemnification by Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to, constituting (with respect to Retained Liabilities) or arising out of:

                  .1(a)     any misrepresentation or breach of warranty
        by Seller contained in this Agreement;

                  .1(b)     any failure to perform any covenant or
        agreement of the Seller contained in this Agreement or the Ancillary Agreements;

                  .1(c)     any Retained Liabilities; or

                  .1(d)     any payments required to be made by the Buyer
        in respect of the liabilities assumed pursuant to Sections 1.2(a)(iii), 1.2(a)(iv), 1.2(a)(vi) and 1.2(a)(vii) in
        excess of the amounts specified in Section 1.2(c).

             7.2 Indemnification by Buyer. The Buyer shall indemnify the Seller in respect of, and hold the Seller harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Seller or any Affiliate thereof resulting from, relating to or arising out of:

                  .2(a)     any misrepresentation or breach of warranty
        by Buyer contained in this Agreement or the Ancillary Agreements;
        and

                  .2(b)     any failure to perform any covenant or
        agreement of the Buyer contained in this Agreement or the Ancillary Agreements.

             7.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Party seeking indemnification (the "Indemnified Party") shall promptly notify the Party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or
PAGE
        obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall not have taken control of the defense of such claim as provided in
        Section 7.4 of this Agreement, after notification thereof pursuant to this Section 7.3, in which case the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent.

             7.4 Defense by the Indemnifying Party. In connection with any claim for indemnification hereunder (other than a claim pursuant to Section 7.1(d) to the extent such claim and all prior claims pursuant to Section 7.1(d) aggregate less than $200,000) resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party given at any time after the date of the notice of the claim from the Indemnified Party pursuant to Section 7.2, assume the defense of such claim or legal proceeding with counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld, if (i) the Indemnifying Party acknowledges to the Indemnified Party in writing the Indemnifying Party's obligations to indemnify the Indemnified Party with respect to all elements of such claim, (ii) the third party seeks monetary damages only and (iii) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or the reputation of the Indemnified Party or the Business or the future conduct of the business of the Indemnified Party or the Business. If the Indemnifying Party so assumes such defense, the Indemnified Party shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). In addition, if the Indemnifying Party so assumes such defense, it shall take all steps necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the Indemnified Party from all liability with respect thereto or which imposes any liability on the Indemnified Party without the written consent of the Indemnified Party. If the Indemnifying Party does not (or is not permitted under the terms hereof to) assume the defense of any such claim or legal proceeding, (a) the Indemnified Party may defend against such claim or legal proceeding (with the Indemnifying Party responsible for the reasonable fees and expenses of counsel for the Indemnified Party if the Indemnifying Party is obligated to indemnify with respect to the claim or legal proceeding) in such manner as it may deem appropriate,
PAGE
        including, but not limited to, settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

             7.5 Payment of Indemnification Obligation. All indemnification by the Indemnifying Party hereunder shall be effected by wire transfer of immediately available funds in the amount of the indemnification liability.

             7.6. Survival. All representations, warranties, covenants, and obligations in this Agreement and any certificate delivered pursuant to this Agreement will survive the Closing. If the Closing occurs, an Indemnifying Party will have no liability for indemnification with respect to Section 7.1(d) or with respect to any representation or warranty in Article II or Article III, other than those in Sections 2.1, 2.2, 2.3, 2.8, 3.1, 3.2, 3.3 and 3.5, unless on or before the date which is 18 months following the Closing Date the Indemnifying Party is given notice of claim pursuant to Section 7.3 hereof. However, the preceding sentence of this Section 7.6 will not apply to any claim based upon intentional misrepresentation or fraud. A claim with respect to Sections 2.1, 2.2, 2.3, 2.8, 3.1, 3.2, 3.3 or 3.5, or
        a claim for indemnification or reimbursements not based upon any breach of a representation or warranty or not made pursuant to
        Section 7.1(d) may be made at any time.

             7.7 Limitations on Amount. An Indemnifying Party will have no liability for indemnification pursuant to Section 7.1(a) or 7.2(a), as the case may be, until the total of all Damages with respect to Section 7.1(a) or 7.1(b), as the case may be, exceeds $150,000 and then only for the amount by which such Damages exceed $150,000 and are less than $7,000,000. However, the preceding sentence of this Section 7.7 will not apply to any claim based upon intentional misrepresentation or fraud and will not apply to any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.8, 3.1, 3.2, 3.3 or 3.5. In
        calculating the total of Damages for purposes of this
        Section 7.7, amounts expended on a single liability, claim, action, suit, investigation, arbitration, proceeding or similar matter which aggregate less than $5,000 shall not be considered; provided, however, that amounts expended on matters that arise from the same violation or alleged violation, events, facts or circumstances shall be aggregated for purposes of this calculation.

             7.8 No Consequential or Lost Profit Damages. No Party to this Agreement shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits from the operation of the Business in any claim relating to or arising under this Agreement.


                                  ARTICLE VIII

                                   TERMINATION
PAGE

             8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

                  .1(a)     the Parties may terminate this Agreement by
        mutual written consent;

                  .1(b)     the Buyer may terminate this Agreement by
        giving written notice to the Seller in the event the Seller is in breach, and the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement, which breach is not cured within 15 days of the receipt by the breaching Party of notice delivered in accordance with the provisions of Section 10.7 of this Agreement; or

                  .1(c)     the Buyer may terminate this Agreement by
        giving written notice to the Seller if the Closing shall not have occurred (i) on or before 70 days following the date of this Agreement if the Reserve Bank of India shall have disapproved the transfer of the Margo Shares prior to such date and (ii) on or before 120 days following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement, in which event the period set forth in clause (ii) shall be the later of (x) the date which is 50 days after the date of disclosure of such breach to the Seller by the Buyer or (y) 120 days.)

                  (d) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred (i) on or before 70 days following the date of this Agreement if the Reserve Bank of India shall have disapproved the transfer of the Margo Shares and (ii) on or before 120 days following the date of this Agreement by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement, in which event the period set forth in clause (ii) shall be the later of (x) the date which is 50 days after the disclosure of the breach to the Buyer by the Seller or (y) 120 days).

             8.2 Effect of Termination. If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party. Upon termination of this Agreement, that certain Purchase and Sale Agreement dated as of the date hereof between Buyer and Seller relating to the sale of the Margo Shares shall also terminate. Notwithstanding the foregoing, each Party shall be liable to the other Party for breaches of this Agreement occurring prior to such termination except as set forth below:

                  (a) If Buyer terminates this Agreement because the condition set forth in Section 5.1(b) has not been satisfied as a result of the occurrence of an "Intervening Event," Seller shall have no liability to Buyer arising out of the occurrence of the Intervening Event. An "Intervening Event" shall mean (I) an
PAGE
        event or circumstance which occurs after the date of this Agreement and prior to the Closing, which was not caused by the Seller's intentional actions or negligence and which is disclosed to the Buyer by the Seller prior to the Closing or (II) with respect to a representation qualified to the Seller's knowledge, the receipt by the Seller after the date of this Agreement and prior to the Closing of written notice of an event or circumstance of which the Seller had no knowledge as of the date of this Agreement and which was not caused by the Seller's intentional actions or negligence; and

                  (b) If Buyer terminates this Agreement because the condition set forth in Section 5.1(b) has not been satisfied as a result of an occurrence or event other than (i) a fraudulent or intentional misrepresentation on the part of the Seller or (ii) an Intervening Event, then any claim brought by the Buyer in respect of the failure of such condition to occur shall (I) be brought no later than the earlier of (x) 450 days following the date of this Agreement or (y) the one-year anniversary of the date of termination of this Agreement and (II) allege Damages (as defined in Section 7.1) of no less than $150,000. The Seller shall have the benefit of the provisions of Section 7.7 with respect to any such claim.


                                   ARTICLE IX

                                   DEFINITIONS

                  For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

             Defined Term                               Section

             Accounts Receivable                        1.1(a)(i)
             Acquired Assets                            1.1(a)
             Affiliate                                  4.5
             Ancillary Agreements                       1.2(b)(ii)
             Assigned Contracts                         1.1(a)(v)
             Assumed Liabilities                        1.2(a)
             Buyer                                      Introduction
             CERCLA                                     2.12
             Closing                                    1.4(a)
             Closing Statement                          1.6(b)
             Closing Date                               1.4(a)
             Contracts in Progress                      1.1(a)(i)
             Damages                                    7.1
             Disclosure Schedule                        Article II
             Environmental Law                          2.12
             Excluded Assets                            1.1(b)
             Financial Statements                       2.4(a)
             Foreign Companies                          1.1(a)(vii)
             Governmental Entity                        1.1(a)(vii)
             Initial Closing Statement                  1.6(a)
             Intellectual Property                      1.1(a)(iv)
             Intervening Event                          8.2(a)
             Knowledge                                  1.2(d)
PAGE

             Leased Premises                            1.4(b)(vi)
             Margo                                      1.1(a)(vii)
             Materials of Environmental Concern         2.12
             Neutral Accountants                        1.6(b)
             Ordinary Course of Business                1.2(a)(ii)
             Organizational Documents                   2.18
             Parties                                    Introduction
             Permits                                    1.1(a)(vi)
             Pesticide Registrations                    1.1(a)(vi)
             Purchase Price                             1.3
             Restricted Employee                        6.2
             Retained Liabilities                       1.2(b)
             Security Interest                          2.3
             Seller                                     Introduction
             TEIH                                       Introduction
             TTC                                        Introduction
             December 31, 1995 Balance Sheet            1.2(a)(i)
             Working Capital                            1.6(d)


                                    ARTICLE X

                                  MISCELLANEOUS

             10.1 Press Releases and Announcements. Prior to the Closing, neither Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which shall not be unreasonably withheld; provided, however, that
        (a) either Party may issue a press release or make other public statements announcing the signing of this Agreement and the principal terms thereof and (b) either Party may make any public disclosure it believes in good faith is required by law or regulation or the applicable rules of a stock exchange (in which case the disclosing Party shall advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure).

             10.2 No Third Party Beneficiaries. This Agreement (including, without limitation, Section 6.8 hereof) shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

             10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. Notwithstanding the foregoing, the provisions of the Confidentiality Agreement, dated November 21, 1995, by and between Thermo Ecotek Corporation and Seller shall survive until the Closing, whereupon it shall terminate.

             10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written
PAGE
        approval of the other Party; provided that the Buyer may assign its rights, interests and/or obligations hereunder to an Affiliate of the Buyer.

             10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by U.S. registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

        If to the Seller:                  Copy to:

        W. R. Grace & Co. - Conn.          W. R. Grace & Co. - Conn.
        One Town Center Road               One Town Center Road
        Boca Raton, Florida  33486-1010    Boca Raton, Florida
        33486-1010
        Telecopy: (407) 362-1865           Telecopy: (407) 362-1635
        Attention: Dr. Martin B. Sherwin   Attention: Secretary


        If to the Buyer:                   Copies to:

        Thermo Trilogy Corporation         Hale and Dorr
        81 Wyman Street                    60 State Street
        P.O. Box 9046                      Boston, MA 02109
        Waltham, MA 02254-9046             Telecopy:  (617) 526-5000
        Telecopy:  (617) 622-1296          Attention: Kenneth A. Hoxsie,
        Esq.
        Attention:  Brian D. Holt

        Thermo Ecotek International        Thermo Electron Corporation
          Holdings, Inc.                   81 Wyman Street
        81 Wyman Street                    P.O. Box 9036
        P.O. Box 9046                      Waltham, MA  02254-9036
        Waltham, MA  02254-9046            Telecopy:  (617) 622-1283
        Telecopy:  (617) 622-1296          Attention: Seth H. Hoogasian,
        Esq.
        Attention:  Brian D. Holt


        Either Party may give any notice, request, demand, claim, or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any notice sent by telecopy shall be followed by a
PAGE
        confirmation copy sent by reputable overnight business courier service. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

             10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

             10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             10.10 Severability. Any term or provision of Section 6.3 that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of such Section is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and such Section shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             10.11 Expenses. Except as specifically set forth in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event of any litigation, claim, proceeding or arbitration with respect to this Agreement or the Ancillary Agreements, the prevailing Party shall be paid its reasonable legal fees and expenses by the opposing Party.

             10.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of Sections 6.1, 6.2 and 6.3 hereof are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to enforce specifically the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any
PAGE
        other remedy to which it may be entitled, at law or in equity. Nothing herein shall preclude any Party from enforcing any remedy of specific performance to which it may be entitled pursuant to the breach of any other provision hereof.

             10.13 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (other than the Lease), (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court (other than actions or proceedings arising out of or relating to the Lease, which shall be brought in any state or federal court sitting in the State of Maryland). Each Party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.13, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

             10.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

             10.15  Incorporation of Exhibits and Schedules.  The
        Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


             IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                      Buyer:

                                      THERMO TRILOGY CORPORATION


                                      By:________________________________

                                      Title:_____________________________


                                      THERMO ECOTEK INTERNATIONAL
                                        HOLDINGS, INC.


                                      By:
PAGE

                                      Title:

                                      Seller:

                                      W. R. GRACE & CO.-CONN.


                                      By:________________________________

                                      Title:_____________________________


        Thermo Ecotek Corporation
        join in this Agreement
        solely for the purpose
        of guaranteeing Buyer's
        obligations pursuant to
        Sections 1.4(b), 1.6(d),
        6.1, 6.4, 6.6, 6.8, 7.2
        and 10.4 hereunder.

        THERMO ECOTEK CORPORATION

        By:______________________